PLAN OF REORGANIZATION AND AGREEMENT

This Plan of Reorganization and Agreement is made and entered into as of October 24, 1996, by and among Jones Medical Industries, Inc. ("JMED"), a Delaware corporation, and Abana Pharmaceuticals, Inc. ("Abana"), a Delaware corporation, and Dale Eads ("Eads") and Perry Cole ("Cole"), individual shareholders of Abana resident in the State of Alabama.

Witnesseth That:

      Whereas, Abana is primarily engaged in the distribution and sale of pharmaceutical products; and

      Whereas, JMED has for a number of years owned 362,519 shares of the common stock of Abana representing approximately 16% of the currently outstanding capital stock of Abana; and

      Whereas, subject to the terms and conditions of this Agreement, JMED wishes to acquire and succeed to the operations of Abana in exchange for shares of voting capital stock of JMED in a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended, and will establish Abana Acquisition Corporation ("AAC") as a wholly-owned subsidiary of JMED to enter into transactions to accomplish such acquisition and reorganization; and

      Whereas, subject to the terms and conditions of this Agreement, the Board of Directors of Abana favors and recommends to its shareholders the adoption of the plan of reorganization set forth in this Agreement and the approval of the transactions contemplated hereby; and,

      Whereas, each of Eads and Cole (individually a "Principal Holder" and collectively the "Principal Holders") holds shares of the voting capital stock of Abana representing in excess of twenty-nine percent (29%) of the voting capital stock of Abana and each Principal Holder joins in the execution and delivery of this Agreement with Abana and JMED to adopt and approve the reorganization transactions contemplated hereby by written consent of holders of a majority of the outstanding stock of Abana pursuant to Section 228 of Delaware General Corporation Law ("DGCL") and to fulfill certain conditions to the reorganization;

     Now Therefore, in consideration of the premises and the covenants, representations and undertakings hereinafter contained, the parties hereto agree as follows:



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     I.  THE REORGANIZATION TRANSACTIONS

     1.1 Merger. On the Closing Date, as hereinafter defined, Abana shall merge with and into AAC (the "Merger") which shall be the surviving corporation (the "Surviving Corporation") and pursuant to which: (a) each outstanding share of the capital stock of AAC shall be exchanged for and converted into a share of the common capital stock of the Surviving Corporation; (b) each outstanding share of the capital stock of Abana shall be exchanged for and converted into the Merger Consideration as hereinafter defined, provided, however, that (i) no fractional shares of the voting capital stock of JMED constituting the Merger Consideration shall be issued, (ii) shares of the capital stock of Abana held by JMED or AAC shall be canceled and retired, and (iii) each share of the common stock of Abana held by any holder of Abana exercising rights as a dissenting shareholder in accordance with the DGCL shall, in lieu of being converted into the Merger Consideration represent solely the right of the holder thereof to receive from the Surviving
Corporation cash in an amount equal to the fair value of such share.   Each of
JMED, AAC and Abana agrees to execute and deliver an agreement or certificate of merger in an appropriate form to evidence such reorganization and Merger and for purpose of filings with the Secretary of State of Delaware to give effect to the Merger as of the Closing Date. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed by operation of law to the assets, operations and liabilities of each of Abana and AAC.

     1.2 The Merger Consideration. Except as provided in paragraph 1.1 above, each share of the capital stock of Abana outstanding on the Closing Date shall be exchanged for and converted into twenty-two one-hundredths (0.22) of a share of the Common Stock, par value $.04 per share, of JMED. References in this Agreement to "JMED Common Stock" shall mean the class of such Common Stock; references in this Agreement to the "Jones Stock" shall mean the shares of JMED Common Stock being issued and delivered in connection with the transactions contemplated hereby.

     1.3 Cash to be Paid in Lieu of Fractional Share Interests. Any fractional share interest in the Jones Stock resulting from the conversion of shares of the capital stock of Abana in the Merger shall, in lieu of issuance of such fractional share interest, be converted into and exchanged for the right to receive in cash an amount equal to the value of such fractional share interest as of the Closing Date based upon the last reported bid price per share of JMED Common Stock as reported by Nasdaq on the Closing Date.

     1.4 Conversion of Certain Option Rights to Acquire Shares of Abana Common Stock. Each option or right outstanding on the Closing Date to acquire shares of the common stock of Abana (an "Abana Option"), whether or not exercisable as of such date, shall be converted into and exchanged for an option to acquire shares of JMED Common Stock in accordance with the following terms and conditions:

     (i) the number of shares to which the option to acquire shares of JMED Common Stock shall relate shall be determined by multiplying the number of shares of common stock of Abana to which the Abana Option applied by 0.22, and then rounding such result to the nearest whole number; and




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     (ii)  the price per share of the option to acquire shares of
            JMED Common Stock shall be the per share option price applicable to the Abana common stock multiplied by 4.55, with the result of such calculations rounded to the nearest whole cent.

The expiration date and vesting schedule of each such option shall remain unchanged. Notwithstanding the foregoing, any holder of an exercisable Abana Option may by written notice to Abana and JMED delivered not less than five business days prior to the Closing Date elect to have such Abana Option settled in cash on the business day next following the Closing Date based upon the last reported bid price per share of JMED Common Stock on the Closing Date reduced by the applicable exercise price per share.

     1.5 JMED Contribution of Shares & Cash. JMED agrees to provide either directly or to AAC as a contribution to the capital of AAC the number of shares of the Jones Stock required to permit the Surviving Corporation to deliver the Jones Stock to the shareholders of Abana together with cash necessary for the settlement of any payments due in respect of fractional share interests or to dissenting shareholders. JMED further agrees to issue and deliver as of the Closing Date option agreements under its existing stock and option plans in the form required by paragraph 1.4 above.

     1.6 Indemnification and Escrow by Principal Holders. In connection with the transactions contemplated hereby, each Principal Holder joins in the representations and warranties of Abana in Article VII below and agrees to use his respective best efforts to cause Abana to fulfill the conditions precedent to the obligations of JMED and AAC under this Agreement. The Principal Holders further agree to execute and deliver on the Closing Date an agreement in the form of Exhibit I hereto providing for (i) indemnification to JMED in respect of certain matters and (ii) the deposit on the Closing Date of an aggregate of 60,000 shares of JMED Common Stock in escrow to secure such indemnification.

     1.7 Adoption of Merger by Written Consent and Agreements by Principal Holders. Each Principal Holder agrees with JMED and Abana that the execution and delivery of this Agreement by such Principal Holder constitutes his irrevocable consent and adoption of the Merger. Each Principal Holder further agrees with JMED and Abana (i) to execute and deliver at or prior to the Closing Date such other agreements and instruments as are provided herein to fulfill all conditions precedent to the obligations of JMED hereunder, including the Escrow Agreement in the form of Exhibit I hereto and their respective Non-Competition Agreements in the form of Exhibit II hereto; (ii) not to effect any sale or transfer of the shares of the capital stock of Abana held by such Principal Holder without the prior written consent of each of Abana and JMED; and (iii) not to exercise, at or prior to the Closing Date, any Abana Option presently held by such Principal Holder. Each Principal Holder further represents to JMED that the shares of the Jones Stock being acquired by such Principal Holder pursuant to the Merger are being acquired solely for the account of such Principal Holder for investment and without a current view to the resale or distribution thereof.

     1.8 Distribution of Merger Consideration and Proceeds. As promptly as practicable following the Closing Date and the effectiveness of the Merger under the DGCL, JMED




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and the Surviving Corporation shall distribute to each former shareholder of
Abana the number of shares of the Jones Stock and/or the cash to which such former shareholder is entitled as a result of the transactions contemplated hereby or arising therefrom; provided, however, that no former shareholder of Abana shall be entitled to receive such distribution until such shareholder shall have delivered and surrendered to the Surviving Corporation the certificate(s) evidencing such former shareholder's ownership of shares of Abana Stock. No former shareholder of Abana shall be entitled to receive any dividend payable on shares of the Jones Stock to which such former shareholder is entitled until distribution of the certificates representing the Jones Stock due such former shareholder shall have been made in accordance with the foregoing and any check in payment of any such dividend shall be held by JMED or its agent until such distribution of certificates representing the Jones Stock shall have been effected. Neither any such dividend nor any cash consideration or proceeds due any former shareholder of Abana arising from the transactions contemplated hereby shall bear interest pending actual distribution or delivery thereof to such former shareholder of Abana.

     1.9 Closing Date and Closing. Unless terminated in accordance with paragraph 8.2 below, the Closing Date for the transactions contemplated hereby shall occur on December 31, 1996, or as promptly thereafter as the conditions to the parties' obligations to consummate the transactions contemplated hereby shall be satisfied. The Closing of the transactions contemplated hereby shall occur at the offices of Greensfelder, Hemker & Gale, P.C., Suite 2000, 10 South Broadway, St. Louis, Missouri.

     1.10 Effective Date of the Merger and Transactions Contemplated Hereby. The Merger contemplated hereby shall become effective on the Closing Date or as promptly thereafter as the appropriate certificate of merger is filed in accordance with the DGCL. Notwithstanding the foregoing, JMED and Abana agree that for tax and accounting purposes the Merger and reorganization transactions contemplated hereby shall be effective as of the close of business on the later of (i) December 31, 1996, or (ii) the last calendar day of the month preceding the month in which the Closing occurs.

     II. CERTAIN MATTERS IN RESPECT OF THE JONES STOCK

     2.1 Absence of Registration in Respect of Certain Shares. The offer and sale of shares of the Jones Stock to the Principal Holders in connection with the reorganization contemplated by this Agreement has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance by JMED upon the availability of one or more exemptions from the requirements of
Section 5 of the Securities Act as applicable to the offer to the Principal Holders and their irrevocable acceptance evidenced by adopting and consenting to the Merger. The certificates evidencing shares of the Jones Stock issuable to the Principal Holders as a result of the Merger shall be subject to "stop transfer" restrictions and bear a legend in substantially the following form:

      The shares represented by this certificate have been issued or transferred to the registered holder in a transaction occurring without registration under the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred, assigned, pledged or hypothecated by the registered holder in the absence of current registration under the Act except to the extent that there shall




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      be available to the registered holder an exemption from
      registration. The issuer shall not be required to give effect to any sale, transfer, assignment, pledge or hypothecation unless the issuer shall have been provided by the transferor with an opinion of counsel, satisfactory in form and substance to the issuer, to the effect that such transaction either (i) is in accordance with the terms of a current registration of such shares or (ii) qualifies for an exemption from current registration and, in the latter case, specifies such exemption and the basis therefor, including whether such shares constitute "restricted securities" in the hands of the transferee or pledgee.

JMED agrees that the foregoing legend will be (i) removed from certificates at such time as the holding period under Rule 144 under the Securities Act establishes that, in accordance with paragraph (k) of Rule 144, volume limitations and notice of sale requirements are no longer applicable or (ii) modified appropriately in the event of registration of the shares under the Securities Act to permit sales by the Principal Holders in accordance with the terms of this Agreement. JMED further covenants to use its best efforts to remain current in its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     2.2 Information Concerning JMED. JMED has provided to Abana and to each Principal Holder copies of all filings made by JMED to the date of this Agreement pursuant to the Exchange Act commencing with its Annual Report on Form 10-K for the year ended December 31, 1995.

     2.3 Registration of Certain Shares of the Jones Stock. Although in accordance with the DGCL neither the vote nor the consent of holders of the capital stock of Abana (other than the consent of the Principal Holders which is contained in this Agreement) is required in connection with the Merger, JMED and Abana acknowledge that the issuance of shares of the Jones Stock to holders of the capital stock of Abana other than the Principal Holders may be deemed to involve an "offer" and "sale" under the Securities Act. Accordingly, as promptly as practicable following the execution and delivery of this Agreement JMED and Abana agree jointly to prepare a Registration Statement on Form S-4 (the "Registration Statement"), including the form of formal notice of the adoption of the Merger by consent of the Principal Holders in accordance with the DGCL, and JMED agrees to cause such Registration Statement to be filed under the Securities Act and to use its best efforts to cause such Registration Statement to become effective as promptly thereafter as practicable.

     2.4 Registration Rights of Principal Holders. Subject to the terms and conditions set forth in this paragraph 2.4, JMED agrees that upon request of the Principal Holders after the Closing Date it will file one registration statement under the Securities Act to permit such Principal Holders to make offers and sales of the shares of the Jones Stock received by them in the Merger.

     (a) A written request for a registration may be submitted to JMED by either of the Principal Holders at any time after the Closing Date and unless otherwise agreed by the Principal Holders shall relate to all shares of the Jones Stock held by the Principal Holders as of the date of such request. JMED agrees to file such registration as promptly as practicable after such request is received but in no event shall JMED be required to effect such filing until five business days following the date upon which JMED's Annual Report on Form 10-K for the year ended December 31, 1996, is filed under




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

the Exchange Act. Anything to the contrary herein notwithstanding, no registration statement shall be required hereunder if, as of the date upon which such request for registration is received, the shares of the Jones Stock held by the Principal Holders shall be eligible for sale under Rule 144 under the Securities Act.

     (b) Any registration pursuant to this paragraph 2.4 shall be effected on Form S-3 or its equivalent and shall incorporate by reference information concerning JMED to the maximum extent permitted by Form S-3 and the Instructions applicable thereto and such registration shall relate to offerings from time to time by the selling participants in open market or negotiated transactions, but not to an underwritten offering.

     (c) JMED agrees to use its best efforts to prepare and file such registration statement as promptly as practicable following receipt of the written request but shall not be required to file such registration statement sooner than five days following the filing of its quarterly report on Form 10-Q for its most recently ended quarter (or, in the case of a request received during the first calendar quarter, sooner than five days following the filing of its annual report on Form 10-K for the preceding year), and following filing shall use its best efforts to cause the registration statement to be declared effective as promptly as practicable.

     (d) Subject to the participating holders' agreement to refrain from sales of the shares during certain periods as provided in clause (e) below, JMED agrees to utilize its best efforts to keep such registration current and effective until the earliest to occur of the following events (i) the second anniversary of the Closing Date or such earlier date upon which Rule 144 becomes available to the Principal Holders, (ii) notification to JMED that all shares included in such registration have been sold for the accounts of the participating holders, or (iii) a request by all participating holders having unsold shares that the registration statement be terminated.

     (e) The holders participating in any such registration statement will agree with JMED and with any underwriters acting on behalf of JMED to refrain from any offering or sale of shares (i) during the forty-five (45) days following the effective date of any registration statement filed by JMED relating to an offering for its own account of its Common Stock (or of securities convertible into its Common Stock) filed on Form S-3 or S-4 provided that JMED gives notice to such holders of the filing and effectiveness of such registration statement, and (ii) during any period in which information provided by any participating holder to JMED for inclusion in the registration is inaccurate or incomplete.

     (f) In connection with the registration statement filed pursuant hereto, each participating holder, and each broker acting on behalf of any such holder, shall provide to JMED such information as may be reasonably requested by JMED or required for inclusion in the registration, and each holder shall agree to indemnify JMED in respect of any misstatement of fact, or the failure to state a fact necessary to make the statements of fact not misleading, relating to such holder's participation and proposed manner of sale.





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     (g)  In connection with registration provided pursuant hereto, JMED agrees to bear the expense of the filing fee due the Securities and Exchange
Commission together with (i) the fees and expenses of JMED's counsel and accountants in connection with the preparation, review and filing of the registration statement and (ii) the costs of electronic filing of the registration statement and printing costs with respect to the prospectus included in such registration statement; including costs in respect of any pre-effective amendment thereto. Each participating holder will bear the expense of any counsel fees incurred by or on behalf of such holder and brokerage commissions or other expenses in connection with the sale, including the cost of any review of offering or brokerage arrangements by the National Association of Securities Dealers, Inc. ("NASD"). JMED agrees to provide to each participating holder copies of the prospectus included in the registration together with copies of reports filed under the Exchange Act and incorporated therein by reference.

     (h) Notwithstanding the provisions of clause (g), the participating holders shall be responsible for costs incurred in connection with any amendment to the registration statement arising from any change in the proposed manner of offering or distribution or any withdrawal of shares from registration and in the event that any such amendment is required, and the participating holders shall reimburse JMED for its reasonable out of pocket expenses (including fees of counsel and accountants and printing expenses) in connection with amending the registration statement and prospectus.

In connection with any such registration statement and offering, each participating holder shall understand and acknowledge that JMED is not a participant in the offering and is under no obligation to provide information or assistance other than the materials constituting the registration statement and the materials incorporated therein by reference. Each Principal Holder or other holder participating in such registration shall, upon request by JMED, provide such holder's written agreement to indemnify and hold JMED (and each officer or director of JMED) harmless from any loss, damage, claim or expense arising in connection with such registration and based upon information supplied to JMED for inclusion in such registration by such holder or by any broker acting on behalf of such holder in connection with the sale or distribution of shares pursuant to such registration.

     2.5 Certain Reports by Principal Holders and Participants. In consideration of the registration rights hereunder, each Principal Holder and each other participant in any registration statement filed pursuant to paragraph 2.4 above shall promptly advise JMED of sales of shares included for the account of such participant in any registration statement filed under the Securities Act.

     2.6 Registration Rights Non-Transferable. The registration rights granted by JMED pursuant to paragraph 2.4 above are granted solely for the benefit of the Principal Holders and may not be transferred or assigned, except by operation of law, without the consent of JMED acting in its sole discretion.

     2.7 Registration in respect of Options to Acquire JMED Stock. JMED agrees that any options issued by it in conversion of outstanding Abana Options will be issued under existing


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employee stock option plans maintained by JMED and that the Common Stock of
JMED issuable upon exercise thereof will have been subject to registration on Form S-8 under the Securities Act at or prior to the exercise of such options.

     2.8 Indemnification by JMED in respect of Registrations. In connection with the Registration Statement and any registration pursuant to paragraph 2.4 above, JMED shall indemnify and hold each Principal Holder harmless from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application, statement or filing or arise out of or are based upon the omission of alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that such indemnification shall not apply insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by a Principal Holder or by Abana expressly for use therein.

     III. COVENANTS PENDING CLOSING

     3.1 Access to Information and Properties. From and after the date of this Agreement, Abana and the Principal Holders will afford to the officers and authorized representatives of JMED full access to the properties, books and records of Abana in order that JMED may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs, business, operations and prospects of Abana, and the officers of Abana shall furnish JMED with such additional financial and operating data and other information as to the business and properties of Abana as JMED shall from time to time reasonably request. To the extent reasonably possible JMED agrees to conduct such access and investigation in coordination with Cole in order to minimize any potential disruption of Abana's business operations. As soon as practicable after they become available, Abana will deliver to JMED all audited or unaudited financial statements prepared by or for Abana prior to the Closing Date, which financial statements will be prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. In the event that the transactions contemplated by this Agreement are not consummated, JMED will return to Abana all information and data relating to Abana delivered in writing to JMED by Abana and any and all copies thereof, and in such event, JMED agrees to exert its best efforts to ensure that none of its officers, employees or agents divulge any confidential information relating to the business of Abana to a third party or use the same in any manner for the profit or to the benefit of JMED or any such officer, employee, agent or a third party, unless and until
(i) it shall have become public knowledge otherwise than by disclosure by JMED or its officers, employees or agents, (ii) JMED shall have received such confidential information from a third party who, by revealing the same, is not in violation of any obligation to Abana to keep such information confidential or (iii) JMED is required by law to disclose any such confidential information.




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     3.2 Information for Applications and Filings. Abana will furnish JMED with all information concerning Abana required for inclusion in the Registration Statement or any other application, statement or filing to be made by JMED to or with any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the term of this Agreement, and Abana represents and warrants that all information so furnished for such statements, applications and filings shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made not misleading. Abana and the Principal Holders shall jointly and severally indemnify and hold harmless JMED, each of its officers and directors, each underwriter and each person, if any, who controls JMED within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application, statement or filing or arise out of or are based upon the omission of alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Abana expressly for use therein. Abana further agrees at any time upon the request of JMED to furnish to JMED a written letter or statement confirming the accuracy of information relating to Abana contained in any application, statement or filing and further confirming that the information with respect to Abana contained in such document was furnished by Abana expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or that the information was not furnished by Abana for use therein. The indemnity agreement contained in this paragraph 3.2 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of JMED.

     3.3 Best Efforts. Abana will use its best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate this Agreement and the transactions contemplated hereby and in connection with filing applications or statements with, or obtaining approvals of, governmental bodies for the transactions contemplated by this Agreement.

     3.4 Operations of Abana pending Closing. From and after the date of this Agreement until the earlier of the Closing Date or the expiration of the term of this Agreement:

     (a) Abana will use its best efforts to (i) carry on its business in a reasonably prudent manner, (ii) maintain and keep its properties in good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it, (iv) perform all of its obligations under contracts, leases and documents relating to or affecting its assets and business except such obligations as Abana may in good faith reasonably dispute, (v) use its best efforts to maintain and preserve its business organization intact, to retain its present employees and




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customers and (vi) comply with and perform all obligations and duties imposed upon it by all federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities.

     (b) Abana will not, without the prior written consent of the President or an Executive Vice President of JMED, (i) permit any change to be made in its articles or certificate of incorporation or by-laws, (ii) take any action which would render any representation of Abana in Article VII below inaccurate or incomplete if made as of the Closing Date, (iii) enter into or amend any contract, agreement or other instrument other than contracts for the purchase or sale of inventory in the ordinary course of business or other contracts in the ordinary course of business which if existing on the date hereof would not be required to be disclosed on any Schedule to this Agreement, (iv) make, or enter into any contract or agreement for, any capital expenditure except in accordance with contracts or agreements listed on any Schedule to this Agreement, (v) declare or pay any dividend on the outstanding shares of the capital stock of Abana; (vi) pay or agree to pay any bonus or compensation to any Principal Holder or officer of Abana except as set forth on Schedule 3.4 hereto or increase in any manner the compensation or benefits due any employee of Abana; or (vii) make any extension of credit or advance to or any investment in any other entity.

     3.5 Notification to JMED. Abana will promptly inform JMED of:

     (a) all actions, suits, proceedings or governmental investigations or inquiries brought or to its knowledge threatened against Abana after the date hereof;

     (b) all events or occurrences which might adversely affect the business, operations, properties, prospects, assets or condition, financial or otherwise, of Abana;

     (c) all issues raised by the Internal Revenue Service or any other governmental authority subsequent to the date hereof except for issues raised by governmental taxing authorities other than the Internal Revenue Service or any state taxing authority which involve amounts less than $10,000 in the aggregate;

     (d) all correspondence or other contact between Abana and the U.S. Food and Drug Administration ("FDA"), the Environmental Protection Agency ("EPA"), the U.S. Drug Enforcement Agency ("DEA"), the U.S. Occupational Safety and Health Administration ("OSHA") or any comparable state agency with jurisdiction over the business, properties and activities of Abana; and

     (e) all other matters relating to the conduct of, or affecting the business, operations, properties, prospects, assets or conditions, financial or otherwise, of Abana which in the judgment of Abana are material.

     3.6 Inconsistent Activities. Abana shall not, prior to the expiration of the term of this Agreement, (i) solicit, directly or indirectly, or cause any other person to solicit, any offer to acquire the assets of Abana, whether by merger, purchase of assets, tender offer or similar




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transaction; or (ii) enter into any agreement which provides for the merger of
Abana or the sale of the capital stock of Abana or the assets of Abana to a person other than JMED or a subsidiary of JMED.

     3.7 Activities by JMED. JMED shall not be restricted in any way, and no consent need be obtained by JMED from Abana or any Principal Holder, with respect to (i) the issuance by JMED of (or the agreement by JMED to issue) additional shares of its capital stock in connection with other acquisitions or the grant or exercise of outstanding employee or director options, or (ii) the issuance of any other additional shares of capital stock of JMED authorized in good faith and for valid business purposes by JMED's Board of Directors prior to the Closing Date; provided, however, that JMED (a) will not issue or commit or agree to issue additional shares of its Common Stock in a quantity which would render JMED unable to fulfill its obligations hereunder to contribute or deliver the Jones Stock as of the Closing Date in accordance with this Agreement and (b) will not establish between the date of this Agreement and the Closing Date any record date for holders of JMED Common Stock with respect to any dividend (other than regular quarterly cash dividends in an amount not exceeding 0.025 per share), split, recapitalization or reorganization involving shares of JMED Common Stock unless the Merger Consideration provided in this Agreement shall be appropriately adjusted give effect to such event.

     3.9 Transfers of Abana Stock. Abana and each Principal Holder shall use their respective best efforts to discourage any sales, transfers or assignments of outstanding shares of Abana Stock between the date of this Agreement and the Closing Date.

     3.10 Notice to Abana Shareholders in Respect of Merger and Reorganization. As promptly as practicable following the execution and delivery of this Agreement, Abana shall provide notice (the "Notice") to its shareholders of the adoption and approval of the Merger by the written consent of holders of a majority of the outstanding capital stock of Abana; provided, that without the written consent of JMED such Notice shall not be provided prior to the date upon which the Registration Statement becomes effective under the Securities Act. Any such Notice shall (i) comply with the requirements of DGCL, (ii) include notice of the availability to shareholders of Abana of rights under
Section 262 of the DGCL, and (iii) include a form of Transmittal Letter by which shareholders of Abana may forward the certificates representing shares of the capital stock of Abana surrendered for conversion and exchange as of the Closing Date. The Notice shall be in a form reasonably acceptable to JMED and its counsel.

     IV CONDITIONS TO JMED'S OBLIGATIONS TO CLOSE

     The obligations of JMED under this Agreement to consummate the transactions contemplated hereby, and the obligations of AAC to consummate the Merger, are subject, at the discretion of JMED, to the satisfaction at or prior to the Closing Date of each of the following conditions:

     4.1 Representations. The representations and warranties made by Abana and the Principal Holders in this Agreement shall have been true when made on the date of this Agreement and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein required or permitted by this Agreement).

     4.2 Compliance. Each of Abana and the Principal Holders shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing.

     4.3 Absence of Adverse Change. There shall not have been a material adverse change in the financial condition, assets, liabilities, business or prospects of Abana nor shall any event have occurred which involves a risk that such a material adverse change will occur.

     4.4 Certification. JMED shall have been furnished with a certificate, executed by each of the Principal Holders, individually and as officers of Abana, dated as of the Closing Date and certifying that the conditions in paragraphs 4.1, 4.2 and 4.3 have been fulfilled.

     4.5 Registration Statement Effective. The Registration Statement in respect of the shares of the Jones Stock issuable under the Merger to shareholders of Abana other than the Principal Holders shall have been declared effective under the Securities Act and the Prospectus contained therein shall have been forwarded to each holder of record of shares of the capital stock of Abana not less than twenty (20) business days prior to the Closing Date.

     4.6 Absence of Dissenters. Holders of more than 56,000 shares of the capital stock of Abana shall not have exercised appraisal or dissenters' rights in respect of the Merger under Section 262 of the DGCL or objected in writing to the adoption of the Merger and this Agreement by the consent of the Principal Holders.

     4.7 Legal Opinion. JMED shall have received the opinion of Sirote & Permutt, P.C., counsel to Abana and special counsel to the Principal Holders, in the form of Exhibit III hereto.

     4.8 Litigation. JMED shall be furnished with a certificate dated the Closing Date and executed by the Principal Holders, individually and as officers of Abana, to the effect that (i) no litigation, proceeding, investigation or inquiry is pending or threatened which might result in action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or which involves a risk of a material adverse change in the financial condition, assets, liabilities, business or prospects of Abana and
(ii) no issues have been raised by the Internal Revenue Service or any other taxing authority which involve a risk of a material adverse change in the financial condition, assets, liabilities, business or prospects of Abana.

     4.9 Governmental Approvals; Consents and Other Matters.   Each of JMED and
Abana shall have received all consents, approvals and waivers from third parties and governmental agencies and authorities, if any, necessary to permit the transactions contemplated by this Agreement, no such consent or authorization shall contain unduly burdensome conditions, all waiting periods relating to any required filings with governmental authorities shall have expired, and there shall not be any threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of the Board of Directors of JMED, made in good faith after consulting with counsel, makes it inadvisable to proceed with the transactions contemplated hereby.

     4.10 Agreements of Principal Holders and Affiliates. Each Principal Holder of Abana shall have executed and delivered to JMED (i) the Escrow and Indemnification Agreement in the form of Exhibit I (the "Escrow Agreement"),
(ii) a Non-Competition Agreement in the form of Exhibit II hereto, and (iii) a voluntary termination without penalty of such Principal Holder's employment agreement with Abana, including a waiver of bonus rights or accruals, in a form acceptable to JMED; and there shall be instruments delivered to JMED with respect to the deposit of an aggregate of 60,000 shares of the Jones Stock pursuant to the Escrow Agreement.

     4.11 Stockholder's Agreement Inapplicable. Abana shall have provided to JMED evidence that the rights of first refusal under Section 3 of Abana's Stockholders' Agreement dated March 7, 1988 shall have lapsed or been waived as to all holders of Abana stock or JMED shall have received an opinion of counsel satisfactory in form and substance to it to the effect that such Stockholders' Agreement does not apply to the Merger and the transactions contemplated by this Agreement.

     V CONDITIONS TO ABANA'S OBLIGATIONS TO CLOSE

     The obligations of Abana under this Agreement and under the Merger Agreement, to consummate the transactions contemplated hereby are subject, at the discretion of Abana, to the satisfaction at or prior to the Closing Date of each of the following conditions:

     5.1 Representations. The representations and warranties made by JMED in this Agreement were true when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein required or permitted by this Agreement).

     5.2 Compliance. JMED shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing.

     5.3 Absence of Adverse Change. There shall not have been a material adverse change in the financial condition, assets, liabilities, business or prospects of JMED nor shall any event have occurred which involves a risk that such a material adverse change will occur.

     5.4 Certification. Abana shall have been furnished with a certificate, executed by the President or an Executive Vice President of JMED dated as of the Closing Date and certifying that the conditions in paragraphs 5.1, 5.2 and
5.3 have been fulfilled.

     5.6 Legal Opinion. Abana shall have received the opinion of Greensfelder, Hemker & Gale, P.C., counsel to Jones and AAC, in the form of Exhibit IV hereto.

     5.7 Litigation. Abana shall be furnished with a certificate dated the Closing Date and executed by the President or an Executive Vice President of JMED to the effect that no litigation, proceeding, investigation or inquiry is pending or threatened which might result in action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or which involves a material risk of a material adverse change in the financial condition, assets, liabilities, business or prospects of JMED.

     5.8 Notice. The Notice shall have been provided to the record holders of the capital stock of Abana not less than twenty days prior to the Closing Date either directly Abana or by JMED pursuant to the Prospectus included in the Registration Statement.

     5.9 Tax Opinion. At or prior to the filing of the Registration Statement, Abana shall have received the favorable opinion of Sirote & Permutt, P.C., in substantially the form of Exhibit VII hereto, to the effect that the Merger contemplated by this Agreement qualifies as a reorganization under Section 368(a) of the Internal Revenue Code.




     VI  REPRESENTATIONS AND WARRANTIES OF JMED.

     JMED represents and warrants to Abana as follows:



     6.1 Organization of JMED. JMED is a corporation duly organized and validly existing under the laws of the State of Delaware and has all material power and authority (including all material governmental licenses, franchises, permits and other authorizations which are legally required) to own its properties and to engage in the business and activities presently conducted by it. JMED is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its properties or the conduct of irs business makes such qualification necessary, except for such jurisdictions where the failure to so qualify will not have a material adverse effect on the financial condition, assets, liabilities, business or prospects of JMED and its subsidiaries taken as a whole.

     6.2 Organization of AAC. AAC will be, as of Closing, a corporation duly organized and validly existing under the laws of the State of Delaware and will be a wholly owned subsidiary of JMED organized for the purpose of the transactions contemplated by this Agreement.

     6.3 Capitalization of JMED. The authorized capital stock of JMED consists of 1,000,000 shares of Preferred Stock, $1.00 par value, issuable in series of which no shares are outstanding, and 30,000,000 shares of JMED Common Stock, of which 27,998,332 shares were outstanding at September 30, 1996.

     6.4 The Jones Stock. The Jones Stock to be issued and delivered in connection with the transactions contemplated by this Agreement pursuant to the agreement of merger will, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable. The JMED Common Stock is admitted to trading in the Nasdaq National Market of the NASD and is registered as a class of equity securities under Section 13(g) of the Exchange Act.

     6.5 Authority and Approvals. The Board of Directors of JMED has authorized the negotiation of this Agreement and at or prior to the filing of the Registration Statement will ratify the execution and delivery of this Agreement, the filing of the Registration Statement and its approved the transactions contemplated hereby. JMED has the corporate power and authority to execute and deliver this Agreement and such other agreements and instruments as are necessary and appropriate to consummate the transactions contemplated hereby and this Agreement, and each of such other instruments and agreements when executed and delivered pursuant hereto, constitutes a valid and binding obligation of JMED. JMED, as the holder of all the issued and outstanding capital stock of AAC has authorized and approved the execution and delivery of this Agreement and such other instruments and agreements as are necessary and appropriate to AAC's participation in the consummation of the transactions contemplated hereby.

     6.6 Financial Statements. The financial statements of JMED contained in its filings under the Securities Act and the Exchange Act and furnished to Abana and the Principal Holders pursuant to paragraph 2.2 above fairly present the consolidated financial position of JMED and its subsidiaries as of the respective dates thereof and the consolidated results of their operations for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis, subject, in the case of unaudited consolidated financial statements, to year-end audit adjustments consisting only of normal recurring accruals and routine adjustments (which in the aggregate are not material) as discussed in the notes to the financial statements. Except as arising from the acquisition of Daniels Pharmaceuticals, Inc. on August 30, 1996 as reflected in JMED's filing on Form 8-K under the Exchange Act in respect thereof or as and to the extent reflected or reserved against in such consolidated balance sheet as of June 30, 1996, JMED did not have, as of that date, any material liabilities or obligations (absolute or contingent) of a nature required to be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. Since June 30, 1996, there has not been any material adverse change in the consolidated financial condition, assets, business or prospects of JMED and its subsidiaries taken as a whole, nor has any event or condition occurred which with the lapse of time would cause or create any material adverse change in the consolidated financial condition, assets, business or prospects of JMED and its subsidiaries taken as a whole.

     6.7 No Conflict with Other Instruments or Agreements. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or governmental agency, or any contract, agreement or instrument to which JMED or AAC is a party or by which either JMED or AAC is bound or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of JMED's assets or properties.

     6.8 Accuracy of Information. The information relating to JMED and its subsidiaries and disclosed or provided in writing by JMED to Abana in connection with this Agreement and the transactions contemplated hereby, when such information is considered in the aggregate, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material facts or circumstances not disclosed to Abana in writing which should be disclosed to Abana in order to make any of the representations and warranties made by JMED herein not misleading or, to the knowledge of JMED, in order for decisions by Abana and the holders of the capital stock of Abana in connection with this Agreement to be made on the basis of adequate information.

     6.9 Continuation of the Business of Abana. JMED intends to cause the Surviving Corporation to continue the business of Abana subsequent to the transactions contemplated hereby, and JMED has no plan or intention to liquidate the Surviving Corporation, to cause the Surviving Corporation to distribute its assets to JMED, to merge the Surviving Corporation into another corporation following the merger between AAC and Abana as contemplated hereby, or to cause the Surviving Corporation to sell or otherwise dispose of its assets except in the ordinary course of business; provided, however, that the foregoing shall not prevent an election by JMED subsequent to the Closing Date to cause the merger of Abana directly into JMED.

     6.10 No Impediment to Demand Registration Rights. As of the date of this Agreement and as of the Closing Date, JMED is eligible to utilize form S-3 to effect registration of the Jones Stock under the Securities Act on behalf of the Principal Holders as contemplated in paragraph 2.4 hereof and, to the best of JMED's knowledge, neither this Agreement and the transactions contemplated hereby nor any other transaction pending as of the Closing Date will constitute or give rise to an impediment to JMED's ability so to utilize form S-3.

     VII REPRESENTATIONS AND WARRANTIES IN RESPECT OF ABANA

     Abana and the Principal Holders jointly and severally represent and warrant to JMED as follows:

     7.1 Organization of Abana. Abana is a corporation duly organized and validly existing under the laws of the State of Delaware and has all material power and authority (including all material governmental licenses, franchises, permits and other authorizations which are legally required) to own its properties and to engage in the business and activities presently conducted by it. Abana is duly qualified as a foreign corporation, and is in good standing, in Alabama and each other jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary, except for such jurisdictions in which the failure to so qualify will not have a material adverse effect on the financial condition, assets, liabilities, business or prospects of Abana taken as a whole, and the states in which Abana is so qualified are listed on
Schedule 7.1 hereto. Abana does not have any subsidiary nor does it have, directly or indirectly, any investment or interest in any other corporation, partnership, joint venture or other business entity.

     7.2 Capitalization. The authorized capital stock of Abana consists of 5,000,000 shares of common capital stock, $.01 par value (the "Abana Stock"), of which 2,274,213 shares are issued and outstanding as of the date of this Agreement and 50,882 shares are held by Abana as treasury stock. All such outstanding shares of Abana Stock are validly issued, fully paid and non-assessable and have not been issued in violation of the preemptive rights of any person. There are no existing options, warrants, rights, calls or commitments of any kind obligating Abana to issue or deliver shares of Abana Stock other than options held by employees to purchase an aggregate of 182,136 shares of Abana Stock as set forth on Schedule 7.2 hereto. No shares of Abana Stock have been issued or acquired as treasury stock in contemplation of the transactions contemplated by this Agreement and, except as set forth on
Schedule 7.2 to this Agreement, Abana does not have any outstanding commitment, obligation or right to purchase, reacquire or redeem any of Abana Stock.

     7.3 Shareholders and Related Parties. Schedule 7.3 hereto identifies each holder of capital stock of Abana and the number of shares held by each such holder. Except as disclosed on Schedule 7.3 hereto, Abana has not engaged in any transaction during the two years preceding the date of this Agreement with any corporation or other entity in which any one or more Principal Holder(s) is/are the owner(s) of either (i) an equity interest exceeding 10% of the capital or income of such corporation or other entity or (ii) a voting interest exceeding 10% of the voting power in such corporation or other entity. Except as disclosed on Schedule 7.3 hereto, Abana is not a party to any agreement with a holder of capital stock of Abana or aware of any agreement between or among any such holders relating to a right of first refusal with respect to the purchase or sale by any such holder of shares of the capital stock of Abana or any voting agreement or voting trust with respect to shares of such capital stock.

     7.4 Financial Statements. Abana has delivered to JMED copies of financial statements of Abana (the "Abana Financial Statements") as of December 31, 1994 and 1995 and for each of the fiscal years in the three year period ended December 31, 1995, in the form attached as Exhibit V hereto, which financial statements consist of comparative balance sheets as of December 31, 1994 and 1995, statements of operations, cash flow and changes in shareholders' equity for each of the years ending December 31, 1993, 1994 and 1995 with footnotes and supplementary schedules. The Abana Financial Statements have been audited by Martin Stuedeman & Associates, P.C. Abana's balance sheet as of December 31, 1995 is sometimes hereinafter referred to as the "Abana Balance Sheet."
The Abana Financial Statements are true and correct and fairly present the financial position of Abana and the results of its operations at the dates and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. Abana has also delivered to JMED copies of unaudited internal financial statements as of September 30, 1996 and for the nine months then ended (the "Abana Interim Statements") which are attached as Exhibit VI hereto. The Abana Interim Statements are true, correct and accurate and fairly present the financial position of Abana as of September 30, 1996, and the sales and net income of Abana for the nine months then ended. Abana did not, as of the date of the Abana Balance Sheet or as of the date of the unaudited balance sheet included in the Abana Interim Statements, have any liabilities (absolute or contingent) of a nature required (in accordance with generally accepted accounting principles consistently applied) to be reflected in a balance sheet or the notes thereto prepared which are not so reflected or provided for and which are material to Abana.

     7.5 Taxes. Except as disclosed in Schedule 7.5 hereto,

     (a) Abana has duly and timely filed with the appropriate governmental taxing authorities (i) all state, local, foreign and other tax returns required to be filed and (ii) all federal tax returns and reports required to be filed, in each case by or with respect to Abana and its operations and employees. Abana has included in such returns and reports all items of income, gain, loss, deduction and credit or other items required to be included therein. Abana has paid all taxes and assessments (including interest and penalties) which have come due with respect to the periods covered by such returns and reports. Abana has not executed or filed with the Internal Revenue Service or any other governmental taxing authority any agreement extending the period for assessment and collection of any tax (except for agreements which have expired), nor is there any pending claim for assessment or collection of taxes asserted against Abana. No audit of any federal income tax return of Abana by the Internal Revenue Service has occurred. There exists no outstanding controversy or dispute with respect to federal or state income taxes due from Abana for periods ending on or prior to December 31, 1995.

     (b) The amounts set up as provisions for taxes on the financial statements referred to in paragraph 7.4 above are sufficient for the payment of all unpaid federal, state, local, foreign or other taxes (including any interest or penalties) of Abana applicable to the periods covered by such financial statements and all years and periods prior thereto, and for which Abana may on the dates of such financial statements have been liable in its own right, as a transferee of the assets of or as a successor to any other corporation or other entity or otherwise.

     7.6 Certain Contracts and Commitments. Abana is not obligated with respect to any compensation or payment due any employee or affiliate of, or consultant to, Abana or any Principal Holder which compensation or payment will become due or measured by the transactions contemplated by this Agreement, including any broker's or finder's fee, any "change of control" compensation arrangement or other provision or arrangement.

     7.7 Authority and Approval. The Board of Directors of Abana has authorized and approved the execution and delivery of this Agreement and recommended the approval of this Agreement and the transactions contemplated hereby to the Principal Holders for adoption by the consent of such Principal Holders as holders of a majority of the Abana Stock. Abana has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Abana and the Principal Holders.

     7.8 Certain Conduct. Except as set forth in Schedule 7.8 hereto, since the date of the Abana Balance Sheet, Abana has not (i) declared or set aside or paid any dividends, (ii) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business or which are not, in the aggregate, material to Abana, (iii) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens not yet delinquent) any assets which are material to Abana, (iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals and accounts payable included in the Abana Balance Sheet and accruals and accounts payable incurred since the date of the Abana Balance Sheet in the ordinary course of business,
(v) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business, (vi) materially increased the rate of compensation payable or to become payable by Abana to its directors, officers, employees or agents; or (vii) materially changed any of its business policies or practices including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel or sales polices, (viii) entered into any transaction or agreement with either Principal Holder, (ix) terminated or failed to renew any contract or Agreement that is material to the condition of Abana or received any notice or threat of termination from a party to any contract which is material to the condition of Abana, or (x) entered into any transaction outside the ordinary course of its business, other than this Agreement, which is material to Abana. Schedule 7.8 also reflects all payments, advances or loans made by Abana to any Principal Holder during the period between January 1, 1996 and the date of this Agreement.

     7.9 Litigation. Except as set forth in Schedule 7.9 hereto, there are, as of the date of this Agreement, no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of management of Abana or either Principal Holder, threatened before any court or administrative body in any manner in which any claim is being asserted or is proposed to be asserted against Abana. Abana is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality, and no event has occurred which with notice or lapse of time or both would constitute such a default.

     7.10 General Contracts. Except for matters disclosed on Schedule 7.10 Abana is not a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement), (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or arrangement, (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee,
(iv) contracts or commitments for capital expenditures in excess of $10,000 in the aggregate or in excess of $5,000 for any one project, (v) contract or commitment made in the ordinary course of business for the purchase of inventory or raw materials or other materials or supplies for a period of more than nine months from the date of this Agreement, (vi) contract or commitment made in the ordinary course of business for the sale of inventory at fixed unit prices over a period of more than sixty (60) days from the date of this Agreement; (vii) contract or agreement with any buying group or distributor, whether or not entered into in the ordinary course of business, providing for rebates or retroactive price adjustments of any nature, (viii) contract or option to purchase or sell, other than in the ordinary course of business, any real or personal property which is material to Abana; (ix) indenture,. mortgage, note, debenture, guaranty, security agreement or other debt instrument; or (x) contract other than the foregoing involving more than $5,000 or providing for the payment of royalties on sales or which is otherwise material to Abana. There are no contracts other than those set forth on Schedule 7.10 which are necessary for the operation of Abana's business. Abana is not in default in any material respect under any such contract, nor is any other party to any such contract in default thereunder in any material respect, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. Schedule 7.10 also sets forth any co-marketing, co-development or other co-venture agreement or arrangement to which Abana is or has been a party at any time during the three (3) years prior to the date of this Agreement.

     7.11 Applicable Laws and Governmental Authorizations. Abana is in compliance with all applicable federal, state, local and foreign laws, statutes, rules, regulations, orders, ordinances, codes, licenses, franchises, permits, authorizations and concessions, including but not limited to necessary FDA and DEA authorizations, licenses and approvals and those imposing taxes, regulating prices and relating to pension and profit sharing matters, environmental matters, labor matters, civil rights matters and occupational safety and health matters. Abana possesses all licenses, franchises, permits, authorizations and concessions (collectively "Licenses") which are known by Abana to be legally required to enable it to carry on its business as presently conducted. No revocation proceeding is pending and no violations exist with respect to any of such Licenses, and there is no basis or grounds for any revocation or limitation of any of such Licenses. No term or condition of any of such Licenses adversely affects, or in the future can reasonably be expected to adversely affect, the financial condition, assets, liabilities, business or prospects of the Surviving Corporation. Except as set forth in Schedule 7.11, there are no letters of adverse finding, Form 483's, regulatory actions, memoranda of understanding or other regulatory correspondence or communications with the FDA, the DEA, the EPA, OSHA or any other state or federal government agencies or boards, pertaining to Abana or any product manufactured, sold or distributed by it. No authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Abana of this Agreement or the consummation of the transactions contemplated hereby.

     7.12 NDAs, ANDAs and Product Information. Schedule 7.12 hereto lists each product manufactured by or produced for Abana. No New Drug Application ("NDA") or Abbreviated New Drug Application ("ANDA") has heretofore been filed with the FDA by or on behalf of Abana. The transactions contemplated by this Agreement do not require the consent or approval of the FDA. No product and product line of Abana is, to the knowledge and reasonable belief of Abana and the Principal Holders, required to be the subject of an NDA or ANDA. Schedule
7.12 also sets forth research and development projects and activities in progress by or for the benefit of Abana which may lead to future filings of any NDA or ANDA. Neither Abana nor either Principal Holder has received any, and to the best of each Principal Holder's knowledge there are no, statements, citations or decisions by any governmental or regulatory body stating that any product of Abana is defective or unsafe or fails to meet any standards promulgated by any such governmental or regulatory body. Except as set forth on Schedule 7.12, there have been no recalls ordered by any such governmental or regulatory body with respect to any product of Abana. To the best of each Principal Holder's knowledge, there is no (i) fact relating to any Abana product that may impose upon Abana a duty to recall any products or a duty to warn customers of a defect in any product, or (ii) significant liability for warranty claims, returns or servicing with respect to any product which is not fully reflected on the Abana Interim Statements.

     7.13 Title to Properties. Except as set forth in Schedule 7.13, Abana has good and indefeasible title to all of the assets and properties which are material to Abana, and Abana owns all personal and intangible properties reflected in the Abana Balance Sheet or acquired subsequent to the date thereof, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) statutory liens not yet delinquent, (ii) defects and irregularities in title and encumbrances which are not substantial in character or amounts and do not impair the uses thereof for the purpose for which they are held in a manner which is material to Abana, and (iii) for those assets and properties disposed of for fair value in to ordinary course of business since the dates of the Abana Balance Sheet.

     7.14 Real Property.    Abana does not own any real property.  Schedule
7.14 attached hereto sets forth a listing of any and all real estate leased, occupied or otherwise used by Abana (the "Leased Real Estate"), and the terms and conditions of each such lease. The use and condition of the Leased Real Estate does not, and will not, violate any zoning, subdivision, building, health, fire or similar statute, ordinance, regulation or code and Abana has not received any notice, written or otherwise, from any governmental agency alleging any such violations. The Leased Real Estate is in full compliance with all applicable zoning requirements and is not a nonconforming, conditional
or special use.   Abana has delivered to JMED a true, correct and complete copy of each lease identified on Schedule 7.14.

     7.15 Employee Benefit Plans and ERISA.

     (a) Schedule 7.15 sets forth a list and description of all "employee benefit plans" as such term is defined in Section 3 of the Employment Retirement Income Security Act of 1974, as amended, ("ERISA") of Abana or any ERISA Affiliate (collectively the "Plans") including all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, hospitalization, group insurance, death benefit, disability, union, collective bargaining, works council, severance and other compensation and fringe benefit plans, trust agreements, arrangements and commitments of Abana or any ERISA Affiliate. True, correct and complete copies of all documents creating or evidencing any such plan, agreement, arrangement or commitment have been delivered to JMED. There are no negotiations, demands or proposals which are pending or which have been made since December 31, 1995 which concern matters now covered, or that would be covered, by such types of plans, agreements, arrangements or commitments. Abana and each ERISA Affiliate is not and has never been a party to any multiemployer plan as that term is defined by ERISA. The transactions contemplated hereby will not result in a deemed severance or termination of employment under any plan, agreement, arrangement or commitment, nor will any subsequent termination of employment result in any obligations under any severance pay plan, agreement, arrangement or commitment.

     (b) For purposes of this Section 7.15, "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Abana is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended ("Code").

     (c) All Plans are in compliance with the applicable provisions of ERISA, including all reporting and disclosure requirements, and no "reportable event" or "prohibited transaction" as defined by ERISA has occurred. Each of the Plans which is intended to meet the requirements of Section 401(a) of the Code to be "qualified" within the meaning of the Code, is so qualified and there exists no fact which would adversely affect the qualified status of such Plans. The statements of assets and liabilities of each Plan as of the end of the most recent fiscal year for each such Plan and the statement of changes in fund balances, financial position and net assets available for benefits under such Plan for such fiscal year, true and complete copies of which have been made available to Buyer, fairly present the financial condition of such Plan as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis, and there has been no material adverse change in the assets, fund balances, or net value of such Plan subsequent to such date.

     (d) Abana and each ERISA Affiliate has complied with all of its obligations under Section 4980B of the Code, including the provision of adequate notice to employees and "qualified beneficiaries" concerning rights to continuation of health care coverage. Abana and each ERISA Affiliate has not agreed or committed to provide retiree medical or life insurance benefits to any current or former employee.

     (e) Other than claims for benefits submitted by participants or beneficiaries in the ordinary course, there is no request for documents, litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or threatened against or affecting any Plan. Neither Abana nor any ERISA Affiliate nor any administrator or fiduciary of any Plan (or any agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which could subject Abana or any ERISA Affiliate to any material liability for a breach of fiduciary duty under ERISA or any other applicable law. If Section 302 of ERISA and Section 412 of the Code apply to any Plan, no "accumulated funding deficiency", as such term is defined in
Section 302 of ERISA and Section 412 of the Code, whether or not waived, exists with respect to such Plan. Abana and each ERISA Affiliate has no liability and there are no claims against Abana or any ERISA Affiliate pursuant to any provision of the Code or ERISA by reason of the relationship of Abana to any ERISA Affiliate.

     7.16 Continuity of Interest. Abana knows of no present plan or intention on the part of its shareholders to sell or otherwise dispose of a number of shares of the Jones Stock to be received by them pursuant to the reorganization contemplated hereby which would reduce their holdings of such Jones Stock to an amount having in the aggregate a value at the time of the merger of less than fifty percent (50%) of all Abana Stock outstanding as of the same date. In addition, no Principal Holder has any present plan or intention to sell or otherwise dispose of more than fifty percent (50%) of the shares of the Jones Stock to be received by such Principal Holder.

     7.17 Intellectual Property. Schedule 7.17 hereto lists all patents and applications therefor, trademarks, trademark registrations and applications therefor, trade names, copyrights and copyright registrations and applications therefor, technology, processes, formulae and manufacturing know-how (collectively, "Intellectual Properties") which cover any of the products or processes of Abana or are used in connection with the business thereof or are held for use in connection therewith or otherwise related thereto. Except as set forth in Schedule 7.17 hereto, Abana owns and has good and marketable title to such Intellectual Properties, subject to no liens, mortgages, pledges, encumbrances, claims, restrictions or charges of any kind, and all taxes or other payments due and payable and necessary to keep such Intellectual Properties in effect have been made. Abana has not been charged or threatened to be charged with the infringement of, nor has Abana infringed on, any unexpired patent, trademark, trademark registration, trade name, copyright, copyright registration or other proprietary right of any party in the United States or in any foreign country in connection with the business of Abana. Abana has no knowledge of any unexpired patent adverse to the interest of Abana, except patents under which Abana is licensed.

     7.18 Insurance. Abana has in effect insurance coverage with reputable insurers, which in respect of amounts, types and risks insured is that which management of Abana reasonably believe to be adequate for the business conducted by Abana. A list and description of the coverage of each such insurance and the provider thereof is set forth on Schedule 7.18 hereto.

     7.19 No Conflict with Other Agreements or Instruments. Except as disclosed on Schedule 7.19 hereto, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate any provision of, or constitute a default under, any law, or any order writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Abana is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party or both, could result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Abana or upon the capital stock of the Surviving Corporation.

     7.20 Certain Conduct. Except as disclosed on Schedule 7.20 hereto, since the date of the Abana Balance Sheet, Abana has not (i) made any general wage or salary increase or instituted or amended any employee welfare, retirement or similar plan or arrangement, (ii) made any significant change in any method of management, operation or accounting in respect of Abana, or (iii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, assets, liabilities, financial condition or prospects of Abana.

     7.21 Customers; Supplemental Financial Schedules and Information. Abana has delivered to JMED as Schedule 7.21 hereto information reflecting for each of the fiscal periods covered by the Abana Financial Statements (i) a listing of each customer representing more than five percent (5%) of sales during such period together with a summary of the principal products or product lines sold to such customer, and (ii) a listing of each product or product line representing more than five percent (5%) of sales during such period together with identification of the five principal customers for such product or product line. To the best knowledge of Abana, no customer listed on Schedule 7.21 intends to cease doing business with Abana.

     7.22 Employee Relations. To the best information and belief of Abana, the services of substantially all present employees of Abana will continue to be available to the Surviving Corporation for the continuation of the business of Abana after the Closing Date. Except as set forth in Schedule 7.22, there are no controversies pending or, to the best information and belief of Abana, threatened between Abana and any employees, former employees or job applicants thereof, and Abana believes that its relationships with employees is good. No union is known to Abana to have organized any employees of Abana, there are no representation petitions pending with the National Labor Relations Board with respect to such employees, there have been no demands for recognition by any labor organization purporting to recognize such employees and Abana is unaware of any efforts by any labor organization to represent any of such employees.

     7.23 Investment Company Status. Abana is not an investment company within the meaning of the Internal Revenue Code or the Investment Company Act of 1940.

     7.24 Accuracy of Information. The information relating to Abana disclosed or provided in writing by Abana to JMED in connection with this Agreement and the transactions contemplated hereby, when such information is considered in the aggregate, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material facts or circumstances not disclosed to JMED in writing which should be disclosed to JMED in order to make any of the representations and warranties made by Abana herein not misleading or, to the knowledge of Abana, in order for decisions by JMED in connection with this Agreement to be made on the basis of adequate information.

     7.25 Environmental Matters. Except as set forth on Schedule 7.25 hereto, Abana does not generate, hold or dispose of hazardous environmental waste products.

     7.26 Sales Personnel. Attached hereto as Schedule 7.26 is a listing of all sales personnel of Abana, the current salaries and other benefits paid or accruing to said personnel and the geographic territories currently serviced by each of them.

     VIII TERM AND TERMINATION; REMEDIES

     8.1 Term of Agreement. Unless terminated in accordance with the provisions of paragraph 8.2 below, this Agreement shall expire on the later of (i) the Closing or (ii) March 31, 1997, provided, however, that in the event of a Closing of the transactions contemplated hereby, the expiration of this Agreement shall not affect the rights or responsibilities of any party hereto which arise as of the Closing and are covenants to be performed following Closing.

     8.2 Termination. This Agreement and the transactions contemplated hereby may be terminated by the mutual Agreement of the parties at any time prior to the Closing Date, whether before or after the giving of Notice to the record holders of the Abana Stock in accordance with the DGCL. In addition this Agreement shall be subject to termination as follows:

     (a) At the election of Abana in the event that JMED shall fail or refuse to file the Registration Statement on or before November 30, 1996, provided, however, that such election shall not be available to Abana in the event that JMED shall reasonably claim that the inability to effect such filing is the result of a failure of Abana to provide on a timely basis information or data required to complete such filing; or

     (b) At the election of JMED in the event that Abana shall fail or refuse to satisfy all conditions precedent to the obligations of JMED and AAC on or before December 31, 1996, provided, however, that such election shall not be available to JMED if the only conditions precedent not fulfilled as of such date relates (i) to the failure of the Registration Statement to have been declared effective not less than twenty (20) business days prior to December 31, 1996 or (ii) that as a result of the failure in clause (i) the time for assertion of dissenters' appraisal rights under the DGCL has not expired by such date; or

     (c) At the election of JMED in the event that (i) Abana shall have failed to provide on a timely basis information or data concerning Abana for inclusion in the Registration Statement to enable the filing thereof on or before November 30, 1996 or (ii) the transactions contemplated by this Agreement shall be contested by any pending or threatened action by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of the Board of Directors of JMED, made in good faith after consulting with counsel, makes it inadvisable to proceed with the transactions contemplated hereby.

     8.3 Remedies upon Termination. In the event of a termination of this Agreement pursuant to clause (a) or clause (b) or clause (c)(i) of paragraph 8.2, the party electing such termination (unless such party is also in default of its obligations hereunder) shall be entitled to recover from the defaulting party or parties its out of pocket expenses incurred in connection with negotiation of this Agreement and otherwise in connection with the transactions contemplated hereby; provided, however, that the amount of such out of pocket expense shall not, either as to JMED or as to Abana, exceed $150,000.

     8.4 Remedies in lieu of Termination. This Agreement constitutes a valid, binding and enforceable obligation of the parties hereto. In the event of a failure or refusal of a party to perform its covenants hereunder and to satisfy and fulfill the conditions to be performed by such party as a condition to another party's obligations hereunder, the non-defaulting party shall be entitled to enforcement of this Agreement or to recover damages in lieu of such enforcement, together with attorneys fees and expenses reasonably incurred in connection with such enforcement or recovery. Each Principal Holder acknowledges and agrees with Abana and JMED that in the event of his failure to perform and observe his covenants under this Agreement monetary damages may be insufficient as a remedy and that accordingly JMED and/or Abana shall be entitled to seek injunctive and other equitable relief against the Principal Holders in the enforcement of this Agreement.

     IX MISCELLANEOUS

     9.1 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.

     9.2 Amendments. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by action taken by, or pursuant to authority delegated by, their respective Boards of Directors, provided, however, that from and after the effective date of the Registration Statement (or such later date as the Notice is given) no amendment which shall reduce the number of shares of the Jones Stock issuable in consummation of the transactions contemplated hereby shall be effective without the ratifying consent of holders of a majority of the Abana Stock. The execution and acceptance, at or prior to the Closing Date, of any Exhibit in a form other than the form attached hereto shall evidence such party's consent to any amendment inherent in such executed Exhibit.

     9.3 Captions and Headings. All Article headings or paragraph captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience of reference only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     9.4 No Third-Party Rights. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any person or entity not a party to this Agreement.

     9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

     9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Missouri excluding any choice of law rules which may direct the application of the law of another state; provided, however, that matters of law concerning the internal corporate affairs of JMED, AAC and Abana, respectively, shall be governed by the general corporation laws of their respective states of incorporation.

     9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign any of its rights, duties or obligations hereunder prior to the Closing Date without the prior written consent of each other party, which consent may be withheld in the other's sole
discretion.   No assignment of this Agreement or of any rights hereunder shall relieve the assigning party of any of its obligations or liability hereunder. No assignment, other than an assignment or transfer by operation of law, shall be effective with respect to rights arising on or as of the Closing Date of the transactions contemplated by this Agreement without the consent of the party granting or obligated to perform such rights.

     9.8 Survival of Representations, Warranties and Covenants. The representations and warranties made in this Agreement by Abana shall not survive the Closing Date, provided, however, that the non-survival of such representations and warranties shall not void or otherwise invalidate the indemnification of JMED by the Principal Holders as and to the extent provided in Exhibit I hereto. The representations and warranties of JMED in this Agreement and the covenants of JMED in Article II of this Agreement shall survive the Closing Date for a period of three (3) years.

     9.9 Notices. All notices or other communications to parties to this Agreement which are required or permitted to be given hereunder shall be deemed validly given if in writing and sent (i) by certified United States Mail, postage prepaid, return receipt requested, (ii) by prepaid independent overnight courier or delivery service, or (iii) by confirmed tele-facsimile communication with receipt acknowledged from the receiving machine, and addressed as follows:

      If to Abana or the Principal Holders, as follows:




                    Abana Pharmaceuticals, Inc.
                    P.O. Box 360388
                    Birmingham, Alabama  35236
                    Attn: President
                            facsimile:   205-988-3294

                    With a copy to:






                       Sirote & Permutt, P.C.
                       2222 Arlington Avenue, South
                       P.O. Box 55727
                       Birmingham, Alabama  35255-5727
                       Attn: John H. Cooper, Esq
                            facsimile:   205-930-5301



      If to JMED or AAC, as follows:




                       Jones Medical Industries, Inc.
                       1945 Craig Road
                       St. Louis, Missouri 63146
                       Attn:  President
                             facsimile:  314-469-5749

     With a copy to:




                      Greensfelder, Hemker & Gale, P.C.
                      2000 Equitable Building
                      10 South Broadway
                      St. Louis, Missouri  63102
                      Attn:  Edward A. Chod, Esq.
                            facsimile:   314-241-8624



or in any case to such other address or addresses as hereafter shall be furnished by any party hereto to the other party.

     9.10 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision, and (if necessary) other provision(s) thereof, shall be reformed by a court of competent jurisdiction so as to effect insofar as is practicable, the intention of the parties as set forth in this Agreement, provided that if such court is unable or unwilling to effect such reformation, the invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.

     9.11 Expenses. Except as otherwise specifically provided in this Agreement, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of this Agreement and the transactions contemplated hereby.

     9.12 Extension; Waiver. At any time prior to the Closing Date, a party hereto may (i) extend the time for performance of any of the obligations or other acts which obligations or acts are conditions to the party granting such extension, (ii) waive any inaccuracies in the representations and warranties made to such party in this Agreement or in any document delivered pursuant hereto, or (iii) waive compliance by another party with respect to any agreements or covenants in favor of the party granting such waiver. Any agreement on the part of a party hereto to grant any such extension or waiver shall be valid if set forth in an instrument in writing signed by such party.






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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.




       ABANA PHARMACEUTICALS, INC  JONES MEDICAL INDUSTRIES, INC.


       By    Dale E. Eads          By     Dennis M. Jones
       --------------------------  -------------------------------------
       Name: Dale E. Eads          Name:  Dennis M. Jones
       Title:    President         Title:           Chairman & President



Dale E. Eads
____________________________
Dale E. Eads


Perry N. Cole
____________________________
Perry N. Cole




                                      29